                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       AMERICAN RECREATION CENTERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes: Filing fee was wire transfered to Mellon Bank on 8-16-95

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING



TO OUR SHAREHOLDERS                                   Rancho Cordova, California
                                                                 August 25, 1995



The Annual Meeting of the shareholders of AMERICAN RECREATION CENTERS, INC., has been set for September 26, 1995, at the American Recreation Centers, Inc. headquarters, 11171 Sun Center Drive, Suite 120, Rancho Cordova, California at 10:00 A.M. The enclosed proxy materials describe in some detail the items for discussion. In addition to a report on your Company's present and planned activities, we will:

     (1) Elect Directors for Fiscal 1996;

     (2) Ratify the appointment of Price Waterhouse as Auditor;

     (3) Transact such other business as may properly come before the meeting.

Only shareholders of record as of the close of business on Friday, August 4, 1995, at 5:00 P.M. Pacific Daylight Time, will be entitled to vote.

Whether or not you plan to attend the meeting, please execute and return the PROXY at once. It may be returned in the enclosed, postage paid envelope.

By Order of the Board of Directors,



G. Gervaise Davis III
Secretary

Enclosures:    Proxy Statement
               Proxy Form

                       AMERICAN RECREATION CENTERS, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                       On
                               September 26, 1995



TO OUR SHAREHOLDERS:

This statement is furnished in connection with the solicitation by mail of proxies by the present Board of Directors of AMERICAN RECREATION CENTERS, INC. (the "Company"), to be used at the Annual Meeting of Shareholders to be held on Tuesday, September 26, 1995, at 10:00 A.M. at the general offices of American Recreation Centers, Inc., 11171 Sun Center Drive, Suite 120, Rancho Cordova, California. The cost of this solicitation is borne by the Company, and is being mailed on or about August 25, 1995.


                  INFORMATION CONCERNING THE PROXY AND MEETING

Properly executed proxies received prior to or at the meeting will be voted FOR
                                                                            ---
the proposed slate of five directors, all of whom are presently serving on the Board. A shareholder may vote for less than all five by striking through the name of any Director not desired to be elected. Unless marked to the contrary, the proxies will also be voted for ratification of the appointment of Price Waterhouse as auditors for the Company for the past fiscal year. In any instance where there is a choice of voting for or against a proposal, the proxies will be voted "For" a proposal unless the "Against" or "Abstain" box is checked. A simple majority vote of those present in person or by proxy is required for election of directors, ratification of auditors, or approval of any other proposed action at the meeting. (See the description of the effect of cumulative voting, below). Votes and abstentions will be counted by a representative of First Interstate Bank, transfer agent for the Company, which bank maintains the Company shareholder list.

Should any of the listed nominees for the office of Director of the Company either refuse election or otherwise fail to qualify (neither of which eventuality is presently anticipated), the persons named as proxies reserve the right to use their own discretion in the nomination and the election of other suitable, qualified persons as Directors.

The proxies will also be voted in accordance with the best judgment of the Board of Directors, on whose behalf these proxies are solicited, on any other business or any other items which may arise. Management is not aware of any other matters to come before the meeting except as included herein. A shareholder, without affecting any vote previously taken, may revoke a proxy by giving the Company notice in writing, or in person, at any time prior to or in the open meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company has two classes of stock -- Common and Preferred, of which 21,484,375 shares and 5,000,000 shares, respectively, are authorized. At May 31, 1995, the close of the Fiscal Year 1995, there were 5,054,259 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Preferred Stock have been issued.

The Board of Directors has fixed the close of business at 5:00 P.M., Friday, August 4, 1995, as the date as of which shareholders entitled to vote at the meeting shall be determined (the "Record Date").

The Common shares of the Company, as do all California corporations, have cumulative voting rights. At the Annual Meeting, each shareholder will be entitled to one vote for each share held on the record date, except that, for the election of directors, upon request therefor made prior to the commencement of voting, each shareholder will be accorded cumulative voting rights, under which (s)he will be entitled to as many votes as equals the number of shares of stock held, multiplied by the number of directorship positions to be filled
(five), all of which votes may be cast for a single candidate or distributed among any or all of the candidates in such proportions as each shareholder sees fit.

Security ownership of beneficial owners with 5% or more of Common Stock of the Company, as of May 31, 1995, is as follows:


TITLE OF          NAME AND ADDRESS        AMOUNT AND NATURE OF    PERCENT
CLASS            OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   OF CLASS

Common        Employee Stock Ownership              686,479/1/      12.76%
Stock         Plan (ESOP)
              P.O. Box 580
              Rancho Cordova, CA 95741

Common        David L. Babson &                        644,700      11.98%
Stock         Company, Inc.
              One Memorial Drive
              Cambridge, MA  02142-1300

/1/ The Trustee of the ESOP holds these shares for the participants in the ESOP pursuant to the Plan. The trustee has no beneficial interest in these shares, as such. Shares held in the ESOP for officers are included in individual totals and in the ESOP totals.

SECURITY OWNERSHIP OF THE BOARD AND MANAGEMENT AS OF MAY 31, 1995 IS AS FOLLOWS:

Title of                                  Amount and Nature of      Percent
Class         Name of Beneficial Owner   Beneficial Ownership/1/   of Class
-----------   ------------------------   -----------------------   ---------

Common         Robert Feuchter                   232,183              4.31%
Stock          Chairman/Director

Common         Robert A. Crist                   183,554/2/           3.41%
Stock          President and Director

Common         Karen B. Wagner                    55,199/2/           1.03%
Stock          Vice President/Treasurer

Common         Susan K. Cook                      30,017/2/               /3/
Stock          Vice President/Bowling
               Division

Common         Stephen R. Chanecka                25,600                  /3/
Stock          Director

Common         Stanley B. Schneider               25,000                  /3/
Stock          Director

Common         Stewart Bloom                      23,500                  /3/
Stock          Director

Common         G. Gervaise Davis III              20,070                  /3/
Stock          Vice President/Legal
               Secretary
                                                 -------            -----
Common         All Directors and
Stock          Officers (As a Group)             595,123            11.06%
                                                 =======            =====

/1/ Includes vested options for the purchase of common stock as follows: Robert Feuchter, 50,000; Robert A. Crist, 150,000; Karen B. Wagner, 41,667; Susan
     K. Cook, 25,667; Stephen R. Chanecka, 15,000; Stanley B. Schneider, 15,000; Stewart Bloom, 15,000; and G. Gervaise Davis III, 15,000.

/2/ Includes shares beneficially owned in the Employee Stock Ownership Plan and Employee Stock Purchase Plan.

/3/  Less than 1% for each.

            ELECTIONS, COMMITTEES, DIRECTORS AND EXECUTIVE OFFICERS

LAST ELECTION. At the September 1994 Annual Meeting the seven directors nominated by management in the Proxy Statement were all elected by a vote of approximately 3,878,764 FOR, out of 5,003,532 common shares outstanding. Of the eligible shares 80.8% were present and voting, in person or by proxy, making the vote FOR election over 95.9% of the 4,045,110 shares voted.

PROPOSED DIRECTORS. In August 1995, the Board of Directors chose to reduce the number of directors from seven to five, reflecting the reduced size and complexity of the Company after the sale of the Company's interest in Right Start. The following persons are currently serving the Company in the capacity indicated and those identified as Directors are proposed for re-election at the September 1995 meeting.

Robert Feuchter, age 69, Chairman of the Board of Directors and a Director. Mr. Feuchter was originally appointed an officer of a predecessor corporation in 1958 and became a Vice President of the Company upon its organization. He was elected President in 1965 and Chairman of the Board two years later. He served as Chairman of the Board, President and Chief Executive Officer until October 31, 1989 and Chairman of the Board and Chief Executive Officer from November 1, 1989 through May 31, 1990. Mr. Feuchter has a B.S. degree in Business Administration from the University of California, Los Angeles. Prior to joining the Company, he was with Hughes Aircraft Company for nine years as a financial analyst working with its major research and manufacturing divisions and as controller of the commercial products division.

Robert A. Crist, age 49, President and Chief Executive Officer and a Director. Mr. Crist joined the Company in April 1985 as Vice President/Treasurer and Assistant Secretary and was elected to the Board of Directors in March 1987. He was appointed President and Chief Operating Officer November 1, 1989 and President and Chief Executive Officer June 1, 1990. Mr. Crist is a 1969 graduate of Michigan State University with a B.A. degree in Accounting and Finance. From 1983 until joining the Company Mr. Crist was the Chief Financial Officer for two privately held companies in Detroit, Michigan, SEM Newspapers, Inc. and Star Line Corporation. From 1979 to 1983 he served as Chief Financial Officer for Sierra Publishing Company in Sacramento, California. Mr. Crist is a Certified Public Accountant and had attained the position of audit manager with the national accounting firm of Ernst & Ernst during his ten years with that firm from 1969 to 1979.

Stewart Bloom, age 43, Director. Mr. Bloom was appointed to the Board of Directors in September 1987. Mr. Bloom is currently a partner in the accounting firm of Wershow & Bloom of Los Angeles, providing accounting and financial services to a varied clientele of small and medium size businesses and to individuals. Mr. Bloom is a 1972 graduate of City University of New York where he earned a B.S. degree in Accounting and a graduate of Pace University, New York where he earned a M.B.A. degree in Finance. Mr. Bloom is a Certified Public Accountant, licensed in the state of California.

Stephen R. Chanecka, age 47, Director. Mr. Chanecka was elected to the Board of Directors in May 1987. He is President of a newly formed company, Informed Investors, Inc., which conducts forums and seminars to provide financial information to investors. He is also a financial public relations consultant and a corporate financial writer. He was the former President and publisher of Senior Spectrum Newspapers of Sacramento. Mr. Chanecka has previously owned other publishing businesses. He received a B.S. degree in Economics in 1970 from the University of Pennsylvania, Wharton School of Finance and Commerce.

Stanley B. Schneider, age 59, Director. Mr. Schneider joined the Board of Directors in September 1988. He is a California Certified Public Accountant and senior partner of the accounting firm of Gursey, Schneider & Co. in Los Angeles. He is a 1958 graduate of the University of California, Los Angeles where he received a B.S. degree in Accounting. Mr. Schneider also serves as a director for Perceptronics, Inc., California Angels Baseball and Golden West Broadcasters.

G. Gervaise Davis III, age 62, Vice President/Legal and Corporate Secretary. Mr. Davis has been Secretary of the Company since 1967 and Vice President/Legal since 1969. He is a founding principal of Davis & Schroeder, P.C. of Monterey, California, the Company's lead legal firm. He has extensive experience in the fields of general business and real estate law, and presently specializes in computer and intellectual property law. He holds B.S. and J.D. degrees from Georgetown University in Washington, D.C. He is a Director of a number of non-profit corporations and several privately-held companies.

Karen B. Wagner, age 38, Vice President/Treasurer and Assistant Secretary. Ms. Wagner joined the Company in February 1990. She is a Certified Public Accountant and is a 1978 graduate of California State University, Chico where she earned a B.S. degree in Business Administration. Prior to joining the Company, Ms. Wagner was a senior audit manager with the national accounting firm of Price Waterhouse, having worked in its Oakland and Sacramento, California offices from 1978 to 1983 and 1985 to 1990, respectively. From 1984 to 1985 Ms. Wagner served as the director of finance of Beauty For All Seasons, a privately held company in Idaho Falls, Idaho.

Susan K. Cook, age 47, Vice President and General Manager of the California Bowling Division. Ms. Cook joined the Company in April 1989 as the Director of Human Resources and was appointed Vice President-California Bowling Division in March 1993. Before joining the Company, Ms. Cook was employed by AT&T in Colorado for eighteen years. In her last position with AT&T, she was responsible for managing the marketing and sales division in Colorado. During her career with AT&T, she held various positions in marketing, operations and human resources.

BOARD AND COMMITTEE MEETINGS. During Fiscal 1995, the Board of Directors held six scheduled meetings and three special meetings as called for by the Chairman. Beginning in Fiscal 1996, the Board of Directors has scheduled quarterly meetings, one following each of the Company's fiscal quarters. The Board has the following standing committees: Organizational and Compensation -Directors Feuchter, Davis and Hardie (Chairman), and Audit - Directors Bloom, Davis and Schneider (Chairman). Messrs. Davis and Hardie have declined to stand for re-election in connection with the reduction in the size of the Board. The Audit Committee meets each year with the Auditors to evaluate the Auditor's performance and to discuss any financial or accounting problems which may arise in the operations of the Company. The Committee met twice in Fiscal 1995. The Organizational and Compensation Committee meets periodically throughout the year (both by phone and in person) to review the Company's management structure and to evaluate executive compensation. That Committee physically met three times during the year and had several consultations by phone.

          REGARDING COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based on review of copies of filings received by it, the Company believes that each filing required to be made by its officers and directors pursuant to
Section 16(a) of the Securities Exchange Act was made in due and timely fashion.


                            DIRECTOR'S COMPENSATION

Several years ago the Board adopted a Directors' Compensation program by which four outside directors of the Company, Chanecka, Schneider, Bloom, and Hardie receive an annual directors' honorarium of $10,000 each, plus $800 for every meeting attended. The latter provision is to penalize non-attendance at
meetings.   Chairman Feuchter serves as a consultant to the Company and earned
$30,000 in compensation during Fiscal 1995 so he does not receive additional compensation for Board activities. In Fiscal 1996 he will continue as a
consultant.   Mr. Davis does not receive compensation in the form of directors fees, since he is paid as legal counsel. Directors do not receive additional compensation for committee assignments, unless they result in separate meetings on days other than board meetings.

In Fiscal 1995, one non-employee director of the Company was granted further stock options in accordance with the established 1988 Non-Employee Director Stock Option Plan (Directors Plan). Under the Directors Plan the maximum aggregate number of shares which may be optioned and sold is 150,000 shares of authorized, but unissued common stock of the Company. Options are required to be granted at the fair market value of the stock at the date of the grant. Options may be granted until September 30, 1998. Under the Directors' Plan, directors automatically receive a grant of 5,000 options three months after becoming a director and 2,500 options for each of the next four years up to an aggregate maximum of 15,000 options. As of May 31, 1995, all of the non-employee directors have been granted the aggregate maximum. Such options are vested at the date of grant. Participants are required to exercise their options no later than five (5) years after the last option vests or within sixty
(60) days of termination of service as a director.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

Chairman Feuchter serves as a part-time consultant to the Company and earned $30,000 in Fiscal 1995 under an informal deferred compensation plan under which he will not be paid earned compensation until he reaches age 70. This arrangement has been administered by Messrs. Hardie and Davis, subject to final Board approval each year. Chairman Feuchter served as the Company's president and chief executive officer until October 31, 1989 and as chief executive officer from November 1, 1989 through May 31, 1990.

G. Gervaise Davis III is a principal and part owner of the law firm of Davis & Schroeder, P.C., and serves as Vice President-Legal, Secretary and General Counsel to the Company. His firm's billings for legal services were $116,595 for Fiscal 1995, plus reimbursement for out-of-pocket advances of expenses.

In the opinion of management, the fees paid to the two persons above are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties.

David C. Hardie was the chairman of the Compensation Committee. During Fiscal 1995 he received $15,600 in director's compensation.


                             EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and to each of the Company's most highly compensated executive officers, other than the Chief Executive Officer. The Company only has four officers, including its CEO and Mr. Davis, Vice President Legal/Secretary, who is not an employee of the Company.

                         SUMMARY COMPENSATION TABLE/1/

                                                                            LONG-TERM
                                                ANNUAL COMPENSATION        COMPENSATION
----------------------------------------------------------------------------------------------------------
                                                                  OTHER
                                                                  ANNUAL                     ALL OTHER
                                                                 COMPEN-    SECURITIES        COMPEN-
     NAME AND PRINCIPAL         FISCAL     SALARY      BONUS      SATION    -----------        SATION
          POSITION               YEAR        ($)        ($)        ($)        OPTIONS           ($)
             (A)                  (B)        (C)        (D)       (E)/2/        (#)            (I)/3/
                                                                                (G)
----------------------------------------------------------------------------------------------------------
CEO Robert A. Crist                '95    $154,000    $37,000     $6,800            --     $        18,805
----------------------------------------------------------------------------------------------------------
CEO Robert A. Crist                '94    $150,000    $27,751     $6,800            --     $        20,632
----------------------------------------------------------------------------------------------------------
CEO Robert A. Crist                '93    $140,000    $55,179     $6,800            --     $        18,015
----------------------------------------------------------------------------------------------------------
CEO Karen B. Wagner                '95    $103,000    $18,500     $5,600            --     $         9,382
----------------------------------------------------------------------------------------------------------
CFO Karen B. Wagner                '94    $100,000    $13,875     $5,600        35,000     $         9,554
----------------------------------------------------------------------------------------------------------
CFO Karen B. Wagner                '93    $ 97,500    $31,531     $5,600            --     $        11,354
----------------------------------------------------------------------------------------------------------
VP-Bowling Div, Susan Cook         '95    $ 92,700    $ 8,307     $5,600            --     $         5,919
----------------------------------------------------------------------------------------------------------
VP-Bowling Div, Susan Cook         '94    $ 90,000    $11,012     $5,600        44,000     $         7,570
----------------------------------------------------------------------------------------------------------
VP-Bowling Div, Susan Cook         '93    $ 72,816    $26,175     $3,954            --     $         3,831
----------------------------------------------------------------------------------------------------------

/1/  Columns (f) and (h) have been omitted as not applicable.
/2/  Represents annual automobile allowance.
/3/ Contributions to the Company's Employee Stock Purchase Plan on behalf of the executives and the value of the allocation of the Company's contribution to the ESOP for each executive.


            EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Change-in-Control Arrangements are in place for the Company's President, Vice President/Treasurer and Vice President/Bowling to compensate such key executives for their efforts in maximizing shareholder value in any transaction that may occur in the future. The agreements provide for payments to the key executive officers in the event of a change in control which leads to their termination or a substantial change in the nature of their offices or duties. The agreements provide for the payment of 28 months of base pay for the President and 12 months for the Vice Presidents, plus the continuation of existing employee benefits for the same periods. The agreements expire March 31, 1997.

Effective beginning in Fiscal 1995, the Company entered into an agreement with two key executives of its majority-owned subsidiary, The Right Start, Inc., which provided that if the Company should sell all or substantially all of its shares of stock in the subsidiary in one or a limited number of block sales, then the Company would pay each such executive a three percent commission on the sale proceeds. No commission would be paid below a certain per share sale price and the maximum payable was also subject to limitation. The purpose of such an agreement was to cause these two executives to assist the Company in its effort to sell its interest in Right Start. The Company completed the sale of its interest in Right Start during the first quarter of Fiscal 1996. The per share sale price was below the amount that would cause a commission to be paid to the two key executives.


              BRIEF DESCRIPTION OF COMPANY EMPLOYEE BENEFIT PLANS

The Company's Employee Stock Ownership Plan and Trust (the "ESOP") adopted during Fiscal 1974, is a defined contribution and employee stock ownership plan qualified under the Internal Revenue Code and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in common stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are vested 20% per year over the five years after the first year of eligibility (as defined in the ESOP), or employment is terminated by reason of death, disability or retirement.

The Company's contribution to the ESOP for the year ended May 31, 1995 was $425,000. Allocations of the Company's common stock for the last fiscal year were $10,305 for Mr. Robert Crist, $6,482 for Ms. Wagner, and $5,919 for Ms.
Cook.   Presently, the executive officers named above are vested pursuant to the terms of the ESOP as follows: Crist - 100%; Wagner 80%, and Cook 100%. Due to the fact that the exact allocations are not made until September of the following fiscal year, these figures are actually for Fiscal Year 1994. Allocations for the current fiscal year will be approximately the same, but have not yet been determined for Fiscal 1995.

The Company's Employee Stock Purchase Plan (the "ESPP") is a non-qualified thrift plan and is available to all employees pursuant to the ESPP provisions. The ESPP is a contributory plan wherein the Company adds $.50 to every dollar invested by the employee from his/her after-tax compensation, up to a maximum of 10% of the employee's annual cash compensation.


                                 STOCK OPTIONS

In accordance with the 1988 Key Employee Incentive Stock Option Plan, as amended, and the 1988 Stock Option Plan for Non-Employee Directors, as amended, and as approved by the shareholders at the 1991 Annual Meeting of Shareholders, stock options may be granted to key employees and non-employee directors.

These Plans became effective October 1, 1988 and continue for a ten-year period, except that options granted under the Plans will continue to be effective pursuant to the terms of each grant beyond the expiration of the 1988 Plans.

The Key Employee Incentive Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the number of shares granted and the option exercise price, but such price may not be less than 100% of the fair market value of common stock on the grant date.

The Stock Option Plan for Non-Employee Directors is a formula plan that specifically and automatically grants 5,000 shares to each director three months after becoming a director, and 2,500 options for each of the next four years to a maximum of 15,000 shares. The Board is not involved in timing nor does it determine the amounts, all of which process is automatic under the Plan.


                  OPTIONS GRANTED IN FISCAL 1995 TO EXECUTIVES

There were no options granted to executives in Fiscal 1995.


             STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

No stock options were exercised by the executive officers of the Company during Fiscal 1995. The table below includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Values for "in-the-money" options represent the position spread between the exercise price of existing options and the $7.1875 fiscal year-end price of the Company's common stock.


                      SHARES
                     ACQUIRED                 NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                        ON       VALUE          OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS
       NAME          EXERCISE   REALIZED            YEAR-END              AT FISCAL YEAR-END
----------------------------------------------------------------------------------------------

                                               EXER-       UNEXER-       EXER-        UNEXER-
                                              CISABLE      CISABLE      CISABLE       CISABLE
----------------------------------------------------------------------------------------------
Robert A. Crist            --         --      150,000          --      $158,125            --
----------------------------------------------------------------------------------------------
Karen B. Wagner            --         --       41,667      23,334      $ 39,480        $27,709
----------------------------------------------------------------------------------------------
Susan K. Cook              --         --       25,667      29,333      $ 34,480        $34,832
----------------------------------------------------------------------------------------------

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE. The three-member Compensation Committee of the Company's Board of Directors is responsible for annually reviewing and evaluating the compensation of the Company's executive officers. Such responsibilities include the administration of the Company's stock option plans, incentive compensation plans and setting base salary levels. All decisions by the Committee are submitted to the Board for review and approval by the non-employee members of the Board. Mr. Crist, the CEO, does not vote on compensation matters.

During Fiscal Year 1995, the Committee was comprised of Messrs. David C. Hardie, Chairman, G. Gervaise Davis III, Vice President-Legal, Secretary, and outside legal counsel, and Robert Feuchter, Chairman of the Board. None of the Committee members are employees of the Company.

COMPENSATION PHILOSOPHY. Under the guidance of the Compensation Committee, the Board has developed and implemented compensation policies, plans and programs which seek to structure executive compensation consistent with the Company's overall business strategy and objectives. The Compensation Policies are intended to embody a "pay-for-performance" philosophy which rewards executives for long-term strategic management and enhancement of shareholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against achievement of predetermined goals.
To accomplish this philosophy, the base salaries of the Company's executive team and line management are set somewhat below market, so that a significant portion of their compensation is "at risk" based upon achievement of profit targets as described below.

COMPENSATION STRUCTURE. The key components of the compensation of the Company's Chief Executive Officer and the other named executives are: (1) Base Salary;
(2) Annual At Risk Incentive Compensation; and (3) Stock Based Incentives. The latter consist of: Stock Options; Employee Stock Ownership Plan participation
(ESOP); and Employee Stock Purchase Plan participation (ESPP).

BASE SALARIES. The Compensation Committee reviews with the Chief Executive Officer (CEO) an annual salary plan for the Company. The annual salary plans for all the executive officers, including the CEO, are then analyzed by the Compensation Committee based on available compensation data for the bowling and restaurant industries and for other companies similar in size. (The salary plans for executive officers of companies included in the S & P Leisure Time Index were not used to evaluate the Company's executive officers base salaries, because of the unrelated size of those companies.) In addition, the Committee's assessment of such officers' past performance and the Committee's expectation of their future contributions in leading the Company, is evaluated in establishing base pay. Salaries are adjusted on an annual basis by a percentage usually no greater than the cost of living. Any major increase must be earned through performance.

AT RISK INCENTIVE COMPENSATION. The Compensation Committee reviews with the Chief Executive Officer the Corporate Bonus Program, and the California Bowling Division Bonus Program and annually reviews and resets the shareholder rate of return which determines the profit level at which cash bonus compensation is earned, and these rates are then applied to the incentive compensation formula.

CORPORATE AT RISK INCENTIVE COMPENSATION PROGRAM. Effective with Fiscal 1994, the starting point under the Corporate Incentive Program has been determined by multiplying the end of the prior fiscal year shareholders' equity by the then current rate of return for thirty-year Treasury Bonds (i.e., a proxy for a "risk free" shareholder return). The product is the pre-tax starting target for the following fiscal year--thus for Fiscal 1995 the equity figure was $28,880,000, the bond rate was

7.34% and the product, or at risk incentive compensation starting point, was $2,119,792. Incentive compensation is earned at the rate of 3.0% on the first $500,000 pre-tax profit in excess of this target, 4.0% on the next $500,000, and so forth at a one percentage point increase rate until 10% is reached at a pre-tax profit of $5,619,000. Gains or losses from real estate capital asset transactions, including valuation adjustments, are excluded from the formula as set forth above. These gains or losses, if any, will be subject to a flat 3.0% incentive compensation rate calculation, and this amount will be added to, or deducted from, the incentive compensation earned by the formula. Reductions for net capital losses will be limited to the amount of the incentive compensation earned under the formula, i.e.: they will not be deducted from the base salaries. While actual Fiscal 1995 pre-tax profit did not exceed the target, due to the losses incurred by Right Start, the Compensation Committee evaluated what the formula would have produced without Right Start, and provided a total incentive compensation pool of $74,000 for Fiscal 1995.

Gains from the sale of any subsidiary company's capital stock are excluded from the capital asset incentive compensation 3% rate calculation above. Effective for Fiscal 1995, any such gains were subject to a separate incentive compensation formula. Pursuant to this formula, no payment will be made as a result of the sale in the first quarter of Fiscal 1996, of the Company's majority interest in The Right Start, Inc.

This Corporate Incentive Compensation is divided as follows: 50% to Mr. Crist, the CEO, 25% to Ms. Wagner, the CFO, and 25% to a pool for discretionary award to non-executive officers, as recommended by the CEO.

In Fiscal 1993 and earlier fiscal years, the corporate bonus program in effect was similar in design to the current plan but had a lower starting profit target. With the corporate reorganization announced in the third quarter of Fiscal 1993, the corporate staff was reduced, corporate overhead reduced by $500,000 and the new, more difficult of achievement plan described above was developed and installed.

CALIFORNIA BOWLING DIVISION BONUS PROGRAM. The starting point under the California Bowling Division Bonus Program is annually reset by the Compensation Committee at a level that would result in a pre-tax profit break-even for the overall corporation if none of the Company's other activities were to be more than break-even. For Fiscal 1995, this figure was estimated to be $2,607,000 for the California Bowling Division. Bonus is only earned on results above this target at rates ranging from a low of 2.5% to a high of 5.5%, depending upon how close actual results are to the Fiscal 1995 budget. The California Bowling Division Bonus is divided between Ms. Cook, Vice President-Operations (65%) and two regional managers (35%), neither of the latter two of whom are an executive officer of the Company. The actual Fiscal 1995 results exceeded the targets, resulting in a California Bowling Division Bonus Pool of $7,346.

For Fiscal 1993 and earlier, the California Bowling Division Bonus Program provided bonuses on results after covering only direct overhead and providing a flat 3% bonus pool regardless of how actual results related to budget.

STOCK BASED INCENTIVES. The third component of the Company's executive compensation is comprised of a stock option plan, as discussed above. The Committee has established a maximum number of options available to be granted to the Company's executives. The president and chief executive officer may receive up to 150,000 options and the vice presidents up to 85,000. The Committee considers previously granted options under the 1988 Incentive Stock Option Plan in relation to the maximum available in determining additional grants under the Plan. These grants are intended to provide executives with longer term incentives which appreciate in value with the continued favorable future performance of the Company.

The Company's officers also participate, on a non-discriminatory basis, with all other employees in the Company's ESOP and ESPP, both of which are designed to
encourage long-term ownership in the Company.   All executive officers
participated in the ESOP during Fiscal 1995. Mr. Crist and Ms. Wagner participated in the ESPP during Fiscal 1995.

The tables included in the proxy statement and the accompanying narrative and footnotes reflect the decisions covered by the above discussion.

The members of the Compensation Committee believe the Company's compensation program is consistent with Company goals and have been applied in a fair and even-handed manner in its best interests of the Company and its shareholders.

Members of the Compensation Committee for Fiscal 1995 were:

David C. Hardie, Chairman
G. Gervaise Davis III
Robert Feuchter

                               PERFORMANCE GRAPH

The following graph compares the price performance of $100.00 if invested in the Company's common stock, with the price performance of $100.00 invested in each of the Standard & Poor's 500 Index and the Standard and Poor's Leisure Time Index, which has been deemed by Management to be comparable. The performance graph does not contain a comparison with the bowling industry index because the great majority of other companies engaged in the bowling business are privately held companies.

The price performance, as graphed below, is calculated by assuming $100.00 is invested at the beginning of the period (May 1990) in the Company's common stock at a price equal to its market value. At the end of each fiscal year, the total value of the investment is computed by taking the number of shares owned, assuming the Company's dividends are reinvested quarterly, multiplied by the market price of the shares at the end of each fiscal year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        AMONG AMERICAN RECREATION CENTERS, INC., THE S&P 500 INDEX AND
                          THE S&P LEISURE TIME INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           AMERICAN RECREATION   S&P 500    S&P
(Fiscal Year Covered)        CENTERS, INC.500      INDEX      LEISURE TIME
-------------------          -------------------   -------    ------------
Measurement Pt-  5/90          $100                 $100         $100
FYE   5/91                     $ 91                 $112         $ 93
FYE   5/92                     $ 90                 $123         $104
FYE   5/93                     $ 89                 $137         $107
FYE   5/94                     $101                 $143         $146
FYE   5/95                     $110                 $172         $129

-----------
*  $100 invested on 05/31/90 in stock or index.
   Including reinvestment of dividends.
   Fiscal year ending May 31.

           REGARDING RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The national accounting firm of Price Waterhouse, Sacramento, California has been auditor for the Company since 1960. Again last year the Board of Directors selected Price Waterhouse as auditors to examine the consolidated financial statements of the Company and its subsidiaries and issue an opinion thereon for the Fiscal Year 1995. No decision has been made as to selection of auditors for the year commencing on June 1, 1995. While the Company has no dispute with its auditor, it continually examines the cost of its audit arrangements. The fees for Fiscal 1995 for the auditing and accounting services were approximately $98,730, of which $41,730 represented tax advice services. Accounting and auditing fees are determined by the accountants and are not approved by the Board of Directors or the Audit Committee, but services and fees are reviewed with the Audit Committee once a year. To the best of the knowledge of the Board of Directors, Price Waterhouse has no financial interest in, or connection with, the Company except as auditors.

The Company has no obligation to submit this matter for shareholder approval but has historically done so. A vote for ratification covers Price Waterhouse's assignment only for the past year. A simple majority vote of shares present in person or by proxy is required for ratification. It is not expected that any representative of Price Waterhouse will be present at the Annual Meeting.


                        REGARDING SHAREHOLDERS PROPOSALS

Shareholders desiring to present proposal for action at the 1996 Annual Meeting (scheduled for September 1996) must submit them in writing to the Company so as to be received not later than July 1, 1996 for inclusion in the Proxy Statement relating to that Meeting.


                            REGARDING OTHER BUSINESS

Although the Board of Directors does not know of any business other than that mentioned above to come before the meeting, if other business should be presented, the holders of the proxies will vote thereon in their discretion.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting, so please execute and return the enclosed proxy promptly, in order that your shares may be voted at the meeting.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              AMERICAN RECREATION CENTERS, INC.



                                              ----------------------------------
                                              G. Gervaise Davis III, Secretary

                       AMERICAN RECREATION CENTERS, INC.
                       ---------------------------------
                       PROXY FOR 1995 SHAREHOLDER MEETING
                       ----------------------------------

          This Proxy is Solicited on Behalf of the Board of Directors
          -----------------------------------------------------------

The undersigned hereby appoints Robert Feuchter and G. Gervaise Davis III, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of American Recreation Centers, Inc., at the Annual Meeting of Shareholders on September 26, 1995, and at any adjournments, to be held at the principal executive office of the Company, 11171 Sun Center Drive, Suite 120, Rancho Cordova, California 95670.

     ELECTION OF DIRECTORS:

     FOR [_]                                        WITHHOLD AUTHORITY [_]

     all nominees listed below                      to vote for all nominees
     (except for any nominee whose
     name is lined through below)

     STEWART BLOOM, STEPHEN R. CHANECKA, ROBERT A. CRIST, ROBERT FEUCHTER, AND STANLEY B. SCHNEIDER

1. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE as the independent certified public accountant of the corporation for the past fiscal year:

     FOR [_]          AGAINST [_]             ABSTAIN [_]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, will be voted as directed, unless otherwise directed. This Proxy will be voted for the election of the five director nominees and for Proposal 1. This Proxy confers discretionary authority to cumulate votes for any or all of the nominees for which the authority to vote has not been withheld.

Please sign exactly as your name appears on the address label. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign the partnership name by the authorized person.

Dated                   , 1995
     -------------------       -------------------------------------------------
                               Signature


                               -------------------------------------------------
                               Signature (if jointly held)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.